EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED
MASTER FRAMEWORK AGREEMENT
This AMENDED AND RESTATED MASTER FRAMEWORK AGREEMENT (this “Master Agreement”) is made and entered into as of December 2, 2013, by and between Amyris, Inc., a Delaware corporation (“Amyris”), and Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS), a société par actions simplifiée organized under the laws of the Republic of France (“Total”), and amends and restates the Master Framework Agreement, dated as of July 30, 2012, as amended as of March 24, 2013, by and between Amyris and Total (the “Original Master Agreement”).
BACKGROUND

(A)
Amyris and Total are parties to that certain Technology License, Development, Research and Collaboration Agreement, entered into as of June 21, 2010, as amended by the First Amendment entered into as of November 23, 2011 (the “Current Collaboration Agreement”), which provides for certain research and development projects.

(B)
Contemporaneously with the execution of the Original Master Agreement, Amyris and Total entered into the Second Amendment to the Current Collaboration Agreement (the “Second Amendment” and, the Current Collaboration Agreement, as so amended, the “Collaboration Agreement”) to conduct the Biofene Development Project (as defined in the Second Amendment).

(C)
Contemporaneously with the execution of the Original Master Agreement, Amyris and Total executed and delivered a Securities Purchase Agreement, dated as of the date thereof, by and among Amyris and Total (the “SPA”), pursuant to which Amyris issued an aggregate principal amount of $83,300,000 of 1.5% Senior Unsecured Convertible Notes (the “Notes”), of which $69,047,816.63 aggregate principal amount remains outstanding as of the date hereof, and pursuant to which Total may require Amyris to issue up to an aggregate principal amount of $21,700,000 of additional Notes after the date hereof.

(D)
Amyris and Total agree that this Master Agreement contains provisions applicable to the Collaboration Agreement, the SPA and the Notes (along with this Master Agreement, the “Transaction Documents”), and the transactions contemplated and governed by the Transaction Documents.

AGREEMENT
The parties, intending to be legally bound, agree as follows:

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Article 1
DEFINITIONS
SECTION 1.1.    In this Master Agreement, the following words and expressions shall have the meaning set forth in this Article 1.
(a)    “Affiliate” means, with respect to any specified Person, any other Person (i) that owns or controls, directly or indirectly through one or more intermediaries, 50% or more of the voting rights of such specified Person; (ii) of which 50% or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by such specified Person; or (iii) of which 50% or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by any Person contemplated by clause (i).
(b)    “Amyris Change of Control” has the meaning set forth in the Shareholders’ Agreement.
(c)    “Amyris License Agreement” means that certain License Agreement to be entered into by Amyris and JVCO contemporaneously with the execution and delivery of this Master Agreement pursuant to Section 11.B of the Second Amendment.
(d)    “Approved Valuation Firm” has the meaning set forth in the Shareholders’ Agreement.
(e)    “Articles of Association” has the meaning set forth in the Shareholders’ Agreement.
(f)    “August SPA” means that certain Share Purchase Agreement, dated as of August 8, 2013, by and among Amyris and the individuals or entities listed on Schedule I thereto, as amended by Amendment No. 1 to Securities Purchase Agreement, dated as of October 16, 2013, by and among Amyris and the individuals or entities listed on Schedule I thereto.
(g)    “Biofene Development Project Plan” has the meaning ascribed thereto in the Second Amendment.
(h)    “Business Day” shall mean any day other than (i) Saturday or Sunday, (ii) any day that is a legal holiday pursuant to the laws of the State of New York or the Republic of France, or (iii) any day that is a day on which banking institutions located in New York, New York or Paris, France are authorized or required by law or other governmental action to close.
(i)    “Competition Law” means any applicable laws that are designed or intended to regulate mergers or other business combinations or that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k)    “Farnesane Diesel Product” has the meaning ascribed thereto in the Amyris License Agreement.

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(l)    “Farnesane Jet Product” has the meaning ascribed thereto in the Amyris License Agreement.
(m)    “Final Go Decision Date” has the meaning set forth in the Shareholders’ Agreement.
(n)    “Fundamental Amyris Change” has the meaning has the meaning set forth in the Shareholders’ Agreement.
(o)    “Jet Product” has the meaning ascribed thereto in the Amyris License Agreement
(p)    “JVCO” means Total Amyris BioSolutions B.V.
(q)    “New Securities” means any capital stock of Amyris, whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for capital stock of Amyris; provided that the term “New Securities” does not include (i) securities of Amyris issued to employees, consultants, officers or directors of Amyris or any of its subsidiaries, or which have been reserved for issuance, pursuant to any employee stock option, stock purchase, stock bonus plan, or other similar stock agreement or arrangement approved by the Amyris Board of Directors, (ii) securities of Amyris issued in connection with any stock split, stock dividend or recapitalization of Amyris, (iii) securities of Amyris issued upon the conversion or exchange of convertible or exchangeable securities of Amyris that are outstanding as of the date of the Original Master Agreement or issuable upon conversion of the Securities, (iv) any right, option or warrant to acquire any security convertible into or exchangeable or exercisable for the securities excluded from the definition of New Securities pursuant to subclause (i) above if issued pursuant to any employee stock option, stock purchase, stock bonus plan or other similar stock agreement or arrangement approved by the Amyris Board of Directors or (v) securities of Amyris issued in connection with a merger or acquisition or other business combination transaction of the type described in Rule 145 under the Securities Act or in any similar type of merger or acquisition or other business combination transaction in which the sale of securities of Amyris will not be registered under the Securities Act, the primary purpose of which, in each case, is not to raise equity capital.
(r)    “Operational Phase” has the meaning set forth in the Shareholders’ Agreement.
(s)    “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
(t)    “Project Completion Date” has the meaning ascribed thereto in Section 3.B of the Second Amendment.
(u)    “Second Closing” has the meaning ascribed thereto in the SPA.
(v)    “Securities Act” means the Securities Act of 1933, as amended.

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(w)    “Shareholders’ Agreement” means the shareholders’ agreement, dated as of December 2, 2013, by and among Total, Amyris and JVCO.
(x)    “Third Closing” has the meaning ascribed thereto in the SPA.
(y)    “Voting Shares” of Amyris means capital shares or capital stock of Amyris which ordinarily has voting power for the election of directors (or persons performing similar functions) of Amyris, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
SECTION 1.2.    The following terms shall have the meanings defined in the Section indicated:

Defined Terms	Section
Acceptance Notice	5.1(b)
Advisor	4.2(c)
Amyris	Preamble
Brazil Business	4.1(a)
Brazil Business Fair Market Value	4.2(b)
Brazil Business Sale Price	4.3(a)
Collaboration Agreement	Recitals
Current Collaboration Agreement	Recitals
Debt Incurrence Limitation	2.2(d)
Jet Go Decision	2.2(b)
Go Decision	2.2(b)
Go Decision Date	2.2(b)
Ground Floor Price	4.3(b)
Independent Account Firm	4.3(b)
Issuance Notice	5.1(a)
Master Agreement	Preamble
No-Go Decision	2.2(a)
No-Go Decision Date	2.2(a)
Notes	Recitals
Original Master Agreement	Preamble
Opinion Period	4.2(c)
Participation Exercise Period	5.1(a)
Pro Rata Share	5.1(a)
Second Amendment	Recitals
SPA	Recitals
Total	Preamble
Transaction Documents	Recitals
ARTICLE 2
GO/NO-GO DECISIONS
SECTION 2.1.    Information.

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(a)    Biofene Development Project Plan Information.
(i)    Amyris shall provide Total with the information described in Section 4.C of the Second Amendment and Exhibit D thereto.
(ii)    Prior to the Project Completion Date Amyris and Total will share from time to time with the other party their respective inputs into the cost model for farnesene production.
(b)    Preliminary Subsequent Closing Information.
(i)    At least ninety days prior to the Second Closing and the Third Closing, as such terms are defined in the SPA, Amyris shall provide Total with an opportunity to ask questions of Amyris and Amyris shall provide to Total information to allow it to evaluate the financial risk inherent in making an investment in the Notes that may be purchased at the applicable Closing. Amyris shall use reasonable best efforts to promptly provide all requested information. In connection with the preceding sentence, Amyris shall provide Total reasonable access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Company and its subsidiaries as Total may reasonably request.
(ii)    At least ninety days prior to the Second Closing and the Third Closing, Amyris shall provide Total with (x) a draft of an updated disclosure letter that would have been delivered pursuant to Article 3 of the SPA were the Second Closing or the Third Closing, as applicable, to occur on such date, which exceptions shall be deemed to be part of the representations and warranties that would have been made by Amyris pursuant to clause (y) of this paragraph, and (y) a statement to the effect that, were the Second Closing or the Third Closing, as applicable, to occur on such date, the representations and warranties that would have been made by Amyris in Section 3 of the SPA at such Second Closing or the Third Closing, as applicable, would have been true and correct in all material respects as of, and as if made as of, such Second Closing or the Third Closing, as applicable. Such draft disclosure letter and certificate shall be for informational purposes only and shall not have any effect under the SPA, shall not be relied on by Total in effecting the Second Closing or the Third Closing, as applicable, and shall not constitute disclosure furnished by or on behalf of Amyris to Total in connection with the offer, sale and purchase of Notes pursuant to the SPA. Only the disclosure letter delivered pursuant to Article 3 of the SPA and the certificates delivered pursuant to Article 6 of the SPA shall have any effect under the SPA, and only such disclosure letter and certificates should be relied on by Total in effecting the Second Closing or the Third Closing, as applicable.
(iii)    This Section 2.1(b) shall cease to be of any force and effect following the occurrence of a No-Go Decision Date (as defined in Section 2.2(a) below).
SECTION 2.2.    Interim No-Go Decisions and Final Go/No-Go Decision.

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(a)    Interim No-Go Decisions. Prior to each of June 30, 2013 and June 30, 2014, Total may notify Amyris in writing that it no longer wishes to participate in the Biofene Development Project Plan (a “No-Go Decision”). The No-Go Decision shall be effective thirty (30) calendar days following the date of such notice (the “No-Go Decision Date”). The effect of the occurrence of a No-Go Decision shall be as set forth in this Master Agreement, the Second Amendment, the SPA, the Notes, the Amyris License Agreement and the Shareholders’ Agreement. In the event Total shall not have notified Amyris of its decision to effect a No-Go Decision prior to June 30, 2013, Amyris and Total shall consummate the Second Closing pursuant to the SPA, subject to the satisfaction of the conditions to the Second Closing set forth in the SPA. In the event Total shall not have notified Amyris of its decision to effect a No-Go Decision prior to June 30, 2014, Amyris and Total shall consummate the Third Closing pursuant to the SPA, subject to the satisfaction of the conditions to the Third Closing set forth in the SPA.
(b)    Final Go/No-Go Decision Date. Within thirty calendar days following the earlier of (i) the Project Completion Date and (ii) December 31, 2016 (the “Go Decision Date”), Total shall notify Amyris in writing whether it wishes to (x) make a No-Go Decision, which No-Go Decision shall have effects set forth in Section 2.2(a), (y) commence the Operational Phase (a “Go Decision”), or (z) make a No-Go Decision on the Farnesane Diesel Product and commence the Operational Phase with respect to the Farnesane Jet Product only (“Jet Go Decision”). In the event that Total shall fail to notify Amyris of such election by the Go Decision Date, Total shall be deemed to have made a Go Decision. The effect of the occurrence of a Go Decision or a Jet Go Decision shall be as set forth in this Master Agreement, the Second Amendment, the SPA, the Notes, the Amyris License Agreement, the Shareholders’ Agreement and the Articles of Association.
(c)    Go Decision; Jet Go Decision. In the event that Total notifies Amyris that it has made a Go Decision, Total and Amyris shall seek to commence the Operational Phase pursuant to Article VII of the Shareholders’ Agreement. In the event that Total notifies Amyris that it has made a Jet Go Decision, Total and Amyris shall seek to commence the Operational Phase only with respect to Farnesane Jet Product and/or farnesene or farnesane for use in Jet Product pursuant to Article VII of the Shareholders’ Agreement.
(d)    Note Funding. If Total does not accept delivery of the Notes and to pay for the Notes at any Closing (as such term is defined in the SPA) pursuant to the SPA, either because of the failure of Amyris to satisfy a condition to any such Closing set forth in the SPA (which breach is not cured by Amyris within thirty days), or Total’s breach of any such purchase obligation under the SPA (which breach is not cured by Total within thirty days), then Total shall be deemed to have delivered a No-Go Decision, which No-Go Decision shall have the effects set forth in Section 2.2(a). Notwithstanding anything to the contrary in this Agreement, the SPA, the Notes or those certain letter agreements, dated as of March 27, 2013 and October 4, 2013, by and between Amyris and Total, if Amyris is prohibited from issuing any Notes after October 2, 2013 because such issuance of such Notes would, after giving effect to any then-applicable waivers, not be permitted by the provisions of Section 6 of the Notes or other then-outstanding debt of Amyris with a similar contractual restriction (a “Debt Incurrence Limitation”), then the triggering of such Debt Incurrence Limitation that would prohibit the issuance of the Notes shall not be deemed or treated to be a No-Go Decision. Notwithstanding anything to the contrary in this Master Agreement, the Amyris License Agreement, the Articles of Association, the

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Shareholders’ Agreement or the SPA, if, after a Fundamental Amyris Change, Total does not accept delivery of the Notes and pay for the Notes at any Closing (as such term is defined in the SPA), then Total shall not be deemed to have delivered a No-Go Decision.
SECTION 2.3.    Access to Information. Without limiting any other remedies that may be available for breach of this Article 2, the parties agree that the failure to provide any information, or any disagreement over the adequacy of the content or access to such information, required to be provided pursuant to this Article 2 shall not delay or extend any deadlines set forth herein.
ARTICLE 3
RESERVED
ARTICLE 4
BRAZIL JET/DIESEL
SECTION 4.1.    Rights to Conduct the Brazil Business.
(a)    The “Brazil Business” shall mean production and commercialization of Farnesane Diesel Products and Farnesane Jet Products within Brazil for commercialization solely in Brazil. The Brazil Business shall include the right to produce Farnesane Diesel Products and Farnesane Jet Products outside of Brazil for commercialization within Brazil, but shall exclude the right to produce Farnesane Diesel Products and Farnesane Jet Products within Brazil for commercialization outside of Brazil (it being understood that the commercialization of Farnesane Diesel Products and Farnesane Jet Products for use in vehicles which begin an international travel segment within Brazil and conclude such international travel segment outside of Brazil shall constitute commercialization of such products within Brazil).
(b)    The parties acknowledge that it would be desirable for the Brazil Business to be conducted by a single entity. Accordingly, (i) if the Brazil Business is contributed to JVCO pursuant to Section 4.3, then JVCO shall be entitled to conduct the Brazil Business exclusively and independently of Amyris and Total; and (ii) if the Brazil Business is acquired by Total pursuant to Section 4.2 or Section 4.4, Total shall be entitled to conduct the Brazil Business exclusively and independently of Amyris and JVCO. If the Brazil Business is not contributed to JVCO or acquired by Total pursuant to the preceding sentence, the parties shall use reasonable best efforts to agree on a single entity to commercialize Farnesane Diesel Products and Farnesane Jet Products in Brazil, provided, that in the event the parties are unable to agree, Amyris shall be entitled to conduct the Brazil Business independently of Total and JVCO. Promptly following the occurrence of a Go Decision or a Jet Go Decision, Amyris agrees to provide Total and JVCO with complete and accurate information to allow each Advisor, Total and/or JVCO, as applicable, to accurately and independently estimate the value of the Brazil Business. Amyris shall promptly provide all requested information. In connection with the preceding sentence, Amyris shall provide each Advisor, Total, JVCO and their respective advisors with reasonable access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Brazil Business as they may reasonably request. In the event that Total shall make a Jet Go Decision, Amyris and Total shall work together in good faith to evaluate the feasibility of restructuring the Brazil Business to

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separate the assets of the Brazil Business related to the development, production and commercialization of Farnesane Diesel Products from the assets of the Brazil Business related to the development, production and commercialization of Farnesane Jet Products.
SECTION 4.2.    Sale of Brazil Business to Total Prior to Final Go Decision Date.
(a)    If, prior to the Final Go Decision Date, Total acquires all of the common and preferred equity interests in JVCO other than pursuant to an Amyris Change of Control, then Total shall have an option to acquire the Brazil Business at the Brazil Business Fair Market Value. To exercise this option, Total shall deliver written notice to Amyris within 90 days following its acquisition of all of the common and preferred equity interests in JVCO that it intends to commence the process of establishing the Brazil Business Fair Market Value and shall deliver written notice to Amyris of its exercise of such option within 30 days following the determination of the Brazil Business Fair Market Value. If Total has exercised such option, then within 60 days following the delivery of such notice to Amyris (i) Total shall pay to Amyris, by wire transfer to an account in the United States designated by Amyris, an amount equal to the Brazil Business Fair Market Value; and (ii) Amyris will sell the Brazil Business to Total, which sale shall be effected by such documents as, in the reasonable opinion of Total, are necessary or appropriate to convey the Brazil Business to Total; provided, that Amyris shall be required to provide customary representations and warranties agreed to by the parties for this kind of transaction, including, without limitation, basic representations and warranties regarding its authority to enter into the sale documentation, the due execution and binding nature of the sale documentation by Amyris, and that its participation in the sale will not contravene, or require a consent, waiver or approval pursuant to, any applicable law or pursuant to any agreement to which it is subject. If the Brazil Business is to be transferred to Total pursuant to this Section 4.2, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective any such transfer of the Brazil Business to Total, including, without limitation, using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Without limiting the generality of the foregoing, the parties shall, when required in order to effect such transfer of the Brazil Business to Total, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law.
(b)    The “Brazil Business Fair Market Value” shall mean the amount, determined as of the date that Total acquires all of the common and preferred equity interests in JVCO, equal to the fair market value that a willing buyer would pay a willing seller in an arms’-length transaction to acquire the Brazil Business, assuming that the Brazil Business was being sold in a manner designed to maximize bids, when neither the buyer nor the seller was acting under compulsion and when both have reasonable knowledge of the relevant facts, as determined by the relevant Advisor in accordance with Section 4.2(c).
(c)    Amyris and Total shall negotiate in good faith for a period of 20 days from the date of the notice from Total to Amyris of its intention to acquire the Brazil Business to try to

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determine the Brazil Business Fair Market Value. If Amyris and Total are unable to reach a mutual determination of the Brazil Business Fair Market Value within such 20-day period, then each of Amyris and Total shall promptly engage (at its own expense) a qualified, recognized appraiser of international standing (such as, by way of example only, the valuation group of an international accounting firm or a global investment bank) with substantial experience in valuing companies with a size, organization, and assets similar to that of the Brazil Business (each, an “Advisor”), and each such Advisor shall deliver a written opinion as to its determination of the Brazil Business Fair Market Value (each, an “Advisor’s Report”) to each of Amyris and Total concurrently within 20 Business Days of its engagement (the “Opinion Period”). If the Brazil Business Fair Market Value determined by an Advisor is presented in such Advisor’s Report as a range of values, then the Brazil Business Fair Market Value for purposes of such Advisor’s Report shall be deemed to be the arithmetic average of such range. If only one Advisor timely delivers its Advisor’s Report, the value determined by such Advisor shall be deemed to be the Brazil Business Fair Market Value for purposes hereof. If both of the Advisors timely deliver an Advisor’s Report and if the difference between the values submitted by each Advisor equals 10% or less of the higher value, then the Brazil Business Fair Market Value for purposes hereof shall be deemed to be the arithmetic average of the values submitted by such Advisors. If the difference between the two values is greater than 10% of the higher value, then Amyris and Total shall negotiate in good faith for a period of five Business Days from the expiration of the Opinion Period to try to determine the Brazil Business Fair Market Value. If, during such period, Amyris and Total cannot agree on the Brazil Business Fair Market Value, then they shall jointly select a third Advisor that has not been engaged by either Amyris or any of its Affiliates or Total or any of its Affiliates (but only with respect to matters involving the New Energies business of Total’s ultimate parent holding company and any other entity then operating what is currently the New Energies business) in any capacity during the six months preceding such date, which third Advisor may, but shall not be required to be, an Approved Valuation Firm. Such third Advisor shall be required to choose only one of the two previously-submitted values as the Brazil Business Fair Market Value and shall not be authorized to determine a new, third value. If Amyris and Total cannot agree on the third Advisor, then their respective Advisors shall together be instructed to select as the third Advisor an Advisor that has not been engaged by either Amyris or any of its Affiliates or Total or any of its Affiliates (but only with respect to matters involving the New Energies business of Total’s ultimate parent holding company and any other entity then operating what is currently the New Energies business) in any capacity during the six month period preceding such date, which third Advisor may, but shall not be required to be, an Approved Valuation Firm. Neither Amyris nor Total (or any Affiliate or representative of either Amyris or Total) shall communicate unilaterally with the third Advisor. The third Advisor will be instructed to deliver to Amyris and Total concurrently, within 15 Business Days of its engagement, an Advisor’s Report selecting which of the two values submitted by the original two Advisors better approximates the Brazil Business Fair Market Value. The value chosen by the third Advisor shall then be deemed to be the Brazil Business Fair Market Value and will be non-appealable, final and binding on the parties for purposes hereof. Amyris and Total covenant to provide the Advisors with complete and accurate information to allow the Advisors to accurately and independently estimate the Brazil Business Fair Market Value. The Advisors shall, in determining the Brazil Business Fair Market Value, consider all material information resulting from such diligence and access, subject to the definition of “Brazil Business Fair Market Value” set forth herein. Each of Amyris and Total shall bear the fees and expenses of its

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Advisor, and they shall split equally the fees and expenses of the third Advisor. Each party shall use its respective reasonable efforts to assist in the determination of the Brazil Business Fair Market Value, including providing any information reasonably required for such purpose.
SECTION 4.3.    Contribution of Brazil Business to JVCO Following Final Go Decision Date.
(a)    If promptly following the Final Go Decision Date Amyris shall own 50% of the capital stock of JVCO, then if Total delivers written notice to Amyris within 90 days following the Final Go Decision Date that JVCO shall acquire the Brazil Business, the parties shall determine the Ground Floor Price pursuant to Section 4.3(b). If promptly following the Final Go Decision Date Amyris shall own less than 50% of the capital stock of JVCO, then if Total delivers written notice to Amyris within 90 days following the Final Go Decision Date that JVCO shall acquire the Brazil Business, the parties shall negotiate in good faith to agree on a fair sale price for the Brazil Business (the “Brazil Business Sale Price”). Within 60 days following determination of the Ground Floor Price or the Brazil Business Sale Price, as applicable, (i) Total shall transfer to JVCO an amount of readily available cash equal to its pro rata share (based on its pro rata ownership of JVCO) of the Ground Floor Price or the Brazil Business Sale Price, as applicable (which transfer shall not be a capital contribution or a shareholder loan and shall not change the pro rata ownership of JVCO); and (ii) Amyris will contribute the Brazil Business to JVCO in exchange for the payment by JVCO to Amyris of the Ground Floor Price or the Brazil Business Sale Price, as applicable, which contribution shall be effected by such documents as, in the mutual agreement of Total (on behalf of JVCO) and Amyris, are necessary or appropriate to convey the Brazil Business; provided, that Amyris shall be required to provide customary representations or warranties agreed to by the parties for this kind of transactions including basic representations and warranties regarding its authority to enter into the sale documentation, the due execution and binding nature of the sale documentation by Amyris, and that its participation in the sale will not contravene, or require a consent, waiver or approval pursuant to, any applicable law or pursuant to any agreement to which it is subject. If the Brazil Business is to be transferred to JVCO pursuant to the prior sentence, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective any such transfer of the Brazil Business to JVCO, including, without limitation, using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Without limiting the generality of the foregoing, the parties shall, when required in order to effect such transfer of the Brazil Business to JVCO, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law.
(b)    The “Ground Floor Price” means Amyris’ investment into the Brazil Business from November 2011 through the date such business is contributed to JVCO, including, but not limited to, technical development activities undertaken in Brazil, industrial and supply chain, capital expenditures, working capital, sales and marketing commitments, negative operating cash flow (i.e., not discounted by any losses) net of any liabilities of the Brazil Business which are assumed by JVCO and net of any subsidies provided to the Brazil Business,

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which are not subject to any repayment or claw-back obligation retained by Amyris, which amount shall be mutually agreed to between Amyris and Total; provided, however, that if Amyris and Total are unable to agree upon such Ground Floor Price within 60 days of Total’s election to cause the Brazil Business to be acquired by JVCO, then either Amyris or Total may submit all matters that remain in dispute with respect to the determination of the Ground Floor Price to a mutually agreed independent “Big Four” accounting firm or an Advisor (such accounting firm or Advisor, the “Independent Accounting Firm”). Within 60 days after such firm’s selection, the Independent Accounting Firm shall make a final determination, binding on the parties hereto, of the appropriate amount of each disputed item submitted to the Independent Accounting Firm. With respect to each disputed item, such determination, if not in accordance with the position of either party, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the parties with respect to such disputed item. The cost of the Independent Accounting Firm’s review and determination shall be borne in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each (as determined by the Independent Accounting Firm) bears to the total amount of disputed items submitted to the Independent Accounting Firm. During the review by the Independent Accounting Firm, Amyris and its accountants will make available to the Independent Accounting Firm such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 4.3(b); provided, however, that the external auditors of Amyris shall not be obligated to make any work papers available to the Independent Accounting Firm except in accordance with such auditors’ normal disclosure procedures and then only after such Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors.
(c)    In the event that Total makes the Jet Go Decision, Amyris shall have no obligation to contribute any of the assets of the Brazil Business related to the development, production and commercialization of Farnesane Diesel Products, and Amyris shall have no obligation to contribute any of the assets of the Brazil Business related to the development, production and commercialization of Farnesane Jet Products unless Amyris and Total shall have concluded that it is reasonably feasible to restructure the Brazil Business to separate the assets of the Brazil Business related to the development, production and commercialization of Farnesane Diesel Products from the assets of the Brazil Business related to the development, production and commercialization of Farnesane Jet Products, in which event Total and Amyris shall seek to cause to be contributed to JVCO pursuant to this Section 4.3 only the assets of the Brazil Business related to the development, production and commercialization of Farnesane Jet Products.
SECTION 4.4.    Sale of Brazil Business to Total on Deadlock. If Total shall acquire all of the common and preferred equity interests of Amyris in JVCO pursuant to Section 7.02(d) of the Shareholders’ Agreement, then if Total delivers written notice to Amyris within 90 days following such acquisition of common and preferred equity interests of Amyris in JVCO that Total intends to acquire the Brazil Business, the parties shall negotiate in good faith to agree on the Brazil Business Sale Price. Within 60 days following determination of the Brazil Business Sale Price, Amyris will sell the Brazil Business to Total in exchange for the payment by Total to Amyris of the Brazil Business Sale Price, which sale shall be effected by such documents as, in the mutual agreement of Total and Amyris, are necessary or appropriate to

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convey the Brazil Business. If the Brazil Business is to be sold to Total pursuant to the prior sentence, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective any such transfer of the Brazil Business to Total, including, without limitation, using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Without limiting the generality of the foregoing, the parties shall, when required in order to effect such transfer of the Brazil Business to Total, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law. Customary representations and warranties for an acquisition of this type will be provided by Amyris.
ARTICLE 5
PRO RATA RIGHTS
SECTION 5.1.    Right to Purchase New Securities.
(d)    With respect to any proposed issuance of New Securities to any third party on or prior to June 30, 2014, Amyris shall offer to Total by written notice (the “Issuance Notice”) the right, for a period of not less than 15 days (or such longer period as may be provided to any other investor with similar rights to purchase new securities) following delivery of such Issuance Notice (the “Participation Exercise Period”), to subscribe for, at a subscription price per New Security equal to the subscription price for which the New Securities are proposed to be issued to such third party and otherwise upon the terms specified in the Issuance Notice, up to that number of New Securities necessary to permit Total to maintain its pro rata ownership of Amyris following such issuance that it had immediately prior to such issuance (calculated on an as-converted basis, and excluding any securities that are not then convertible) (“Pro Rata Share”) in accordance with paragraph (b) below; provided that the aggregate New Securities purchased by Total pursuant to this Section 5.1 shall not exceed $15,747,816.63. The New Securities to be offered to Total pursuant to the Issuance Notice shall be, at the sole discretion of Amyris, either in lieu of the New Securities proposed to be issued to such third party or in addition to the New Securities proposed to be issued to such third party; provided that such offer shall in each case provide that Total shall be able to maintain its Pro Rata Share. The Issuance Notice shall include the aggregate number and type of New Securities proposed to be issued, the price per New Security and any other material terms of the proposed issuance to such third party; provided, however, that the purchase price at which Total may acquire its portion of such New Securities will be equal in value (as determined in good faith by the Amyris Board of Directors) but payable entirely in Securities (as defined in the SPA) as provided below. Total’s rights under this Section 5.1(a) shall terminate if not exercised within the Participation Exercise Period.
(e)    Total (or a Permitted Transferee (as defined in the SPA) thereof) may accept Amyris’s offer as to the full number of New Securities offered to it or any lesser number by written notice thereof delivered by Total to Amyris prior to the expiration of the Participation Exercise Period (an “Acceptance Notice”), in which event Amyris shall sell, and Total (or such Permitted Transferee thereof) shall buy, upon the terms specified in the Issuance Notice, the

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number of New Securities agreed to be purchased by Total (or such Permitted Transferee thereof) on a date not later than 5 days (or such longer period as may be provided to any other investor with similar rights to purchase new securities or is required by law) after the expiration of the Participation Exercise Period. The purchase price of the $15,747,816.63 of New Securities that may be purchased by Total (or such Permitted Transferee thereof) pursuant to this Section 5.1 shall be payable by delivering Securities in an aggregate principal amount equal (including any accrued and unpaid interest thereon) to such purchase price to Amyris, which Securities shall thereupon be cancelled and extinguished by Amyris. In the event any purchase by Total (or such Permitted Transferee thereof) is not consummated, other than as a result of the fault of Amyris, within the time period specified above, and Amyris had elected that the New Securities to be offered to Total pursuant to the Issuance Notice be in lieu of the New Securities proposed to be issued to such third party, Amyris may issue the New Securities subject to purchase by Total (or such Permitted Transferee thereof) to the third party to which Amyris intended to sell such New Securities on terms and conditions no less favorable to Amyris than the terms specified in the Issuance Notice.
ARTICLE 6
OTHER PRODUCTS
SECTION 6.1.    Other Products. The parties are to comply with the other product principles previously agreed.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF AMYRIS
As an inducement to Total to enter into this Master Agreement and the other Transaction Documents, Amyris hereby represents, warrants and covenants to Total as follows:
SECTION 7.1.    Organization. Amyris is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.
SECTION 7.2.    Power. Amyris has all requisite power to execute and deliver this Master Agreement and the other Transaction Documents and to carry out and perform its obligations hereunder and thereunder.
SECTION 7.3.    Authorization. The execution, delivery, and performance of this Master Agreement and the other Transaction Documents by Amyris has been duly authorized by all requisite action, and this Master Agreement constitutes, and the other Transaction Documents when executed will constitute, the legal, valid, and binding obligation of Amyris enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
SECTION 7.4.    Consents and Approvals. Amyris need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Master Agreement or the other Transaction Documents.

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SECTION 7.5.    Non-Contravention. The execution and delivery of the this Master Agreement, and the performance by Amyris of its obligations under this Master Agreement and/or the consummation of the transactions contemplated hereby, will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which Amyris or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) Amyris’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof, Amyris’s Bylaws, as amended and as in effect on the date hereof, or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to Amyris, any of its subsidiaries or their respective properties, and any notice or approval required under any Competition Laws, and except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults (A) under any assignment provisions in any contract to be assigned to JVCO, or (B) that would not be likely to have, individually or in the aggregate, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of Amyris and its subsidiaries or the ability of Amyris or any of its subsidiaries to perform their respective obligations under the Transaction Documents, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of Amyris or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which Amyris or any if its subsidiaries is a party or by which Amyris or any of its subsidiaries is bound or to which any of the property or assets of Amyris is subject.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF TOTAL
As an inducement to Amyris to enter into this Master Agreement and the other Transaction Documents, Total hereby represents, warrants and covenants to Amyris as follows:
SECTION 8.1.    Organization. Total is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.
SECTION 8.2.    Power. Total has all requisite power to execute and deliver this Master Agreement and the other Transaction Documents and to carry out and perform its obligations hereunder and thereunder.
SECTION 8.3.    Authorization. The execution, delivery, and performance of this Master Agreement and the other Transaction Documents by Total has been duly authorized by all requisite action, and this Master Agreement constitutes, and the other Transaction Documents when executed will constitute, the legal, valid, and binding obligation of Total enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy,

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insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
SECTION 8.4.    Consents and Approvals. Total need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Master Agreement or the other Transaction Documents.
SECTION 8.5.    Non-Contravention. Neither the execution and the delivery of this Master Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Total is subject. No approval, waiver, or consent by Total under any instrument, contract, or agreement to which Total or any of its Affiliates is a party is necessary to consummate the transactions contemplated hereby or by the other Transaction Documents.
ARTICLE 9
MISCELLANEOUS
SECTION 9.1.    Amendments. This Master Agreement may only be amended, modified, or waived in writing with the prior written consent of the parties hereto.
SECTION 9.2.    Assignment; Successors and Assigns. This Master Agreement may not be assigned by either party without the prior written consent of the other party. This Master Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, neither this Master Agreement or any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable other than in connection with an assignment permitted pursuant to and in accordance with this Master Agreement, except that if any party hereto is entitled to assign its rights or obligations under any other Transaction Document or under the Shareholders’ Agreement, the rights and obligations of such party under this Master Agreement relating to the rights and obligations assigned under the Transaction Document in question or under the Shareholders’ Agreement may be assigned by such party, except such party shall remain liable for such related obligations hereunder.
SECTION 9.3.    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one Business Day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five Business Days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case to the applicable address set forth below:
If to Amyris, to:

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Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
United States of America
Attn:     General Counsel
Fax No.: +[*]
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA 94111-5994
United States of America
Attn:    [*]
Fax No.: +[*]
and
Covington & Burling LLP
One Front Street
San Francisco, CA 94111
United States of America
Attn: [*]
Fax No.: +[*]
If to Total, to:
Total Energies Nouvelles Activités USA
24 Cours Michelet
92800 Puteaux
France
Attn:     [*], President
Fax. No.: +[*]
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
United States of America
Attn:    [*]
Fax No.: +[*]
Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to
[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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the other parties hereto. Total and Amyris may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.
SECTION 9.4.    Governing Law; Jurisdiction.
(a)    Governing Law. This Master Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law provisions.
(b)    Jurisdiction. Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Master Agreement or any and all disputes arising out of, or in connection with, transactions in any way related to this Master Agreement and/or the relationship between the parties shall be litigated solely and exclusively before the United States District Court for the Southern District of New York. The parties consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. § 1404 or 1406 (or any successor statute). In the event the United States District Court for the Southern District of New York does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in the state of New York.
SECTION 9.5.    Severability. In the event that any provision of this Master Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Master Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Master Agreement.
SECTION 9.6.    Headings. The headings in this Master Agreement are for convenience of reference only and shall not constitute a part of this Master Agreement, nor shall they affect its meaning, construction, or effect.
SECTION 9.7.    Entire Agreement. This Master Agreement, along with the Transaction Documents, the Shareholders’ Agreement, the Articles of Association, the Related Agreements (as defined in the Shareholders’ Agreement) that do not also constitute Transaction Documents, and, in each case, the Schedules, Exhibits and Appendices thereto, sets forth the entire, complete and final agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written. The parties acknowledge and agree that this Master Agreement is the result of negotiations between the parties, each with the benefit of counsel, and therefore this Master Agreement shall not be construed against the drafter hereof.

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SECTION 9.8.    Counterparts. This Master Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
AMYRIS, INC.

By:	/s/ Name: John Melo Title: President and Chief Executive Officer
TOTAL ENERGIES NOUVELLES ACTIVITÉS USA

By:	Name: Bernard Clément Title: Authorized Signatory

[Signature Page to Amended and Restated Master Framework Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
AMYRIS, INC.

By:	Name: Title:
TOTAL ENERGIES NOUVELLES ACTIVITÉS USA

By:	/s/ Name: OTERO DEL VAL Title: Managing Director

[Signature Page to Amended and Restated Master Framework Agreement]

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